Exhibit (a)(1)(xvii)

Letter to Certain Associates

November 8, 2004

Supplement to the Offer to Purchase Common Stock of Limited Brands, Inc.

NAME/ADDRESS

Dear                       :

As you already know, Limited Brands, Inc. (“Limited Brands” or the “Company”) recently announced its offer to purchase from the Company’s stockholders up to 80,000,000 shares of the Company’s common stock, $0.50 par value per share (such shares, together with all other outstanding shares of common stock of Limited Brands, are herein referred to as the “shares”), at a price specified by stockholders not greater than $25.00 per share nor less than $21.75 per share, without interest, upon the terms and conditions set forth in the Offer to Purchase dated October 7, 2004 (as amended prior to the date of the Supplement (as defined below), the “Original Offer to Purchase”) and related Letter of Transmittal (the “Original Letter of Transmittal”). The tender offer was scheduled to expire, pursuant to the Original Offer to Purchase and the Original Letter of Transmittal, at 12:00 Midnight, New York City time, on November 5, 2004.

The Company has amended and supplemented the Original Offer to Purchase with a Supplement to the Offer to Purchase dated November 8, 2004 (the “Supplement”, together with the Original Offer to Purchase, the “Offer to Purchase”) and a related amended Letter of Transmittal (the “Amended Letter of Transmittal”). The Original Offer to Purchase, the Supplement and the Amended Letter of Transmittal, as each may be further amended or supplemented from time to time, constitute the tender offer.

The Company has extended the expiration date of the tender offer to 12:00 Midnight, New York City time on Monday, November 22, 2004 (the “Expiration Date”). The Company has also increased the price per share at which stockholders may tender their shares to a price not greater than $29.00 nor less than $25.25 per share, without interest and, as a result, has decreased the number of its shares subject to the tender offer to 68,965,000.

All stockholders of Limited Brands have been sent materials in connection with the offer to purchase up to 68,965,000 outstanding shares of the Company’s common stock, $0.50 par value per share at an increased price not greater than $29.00 nor less than $25.25 per share, without interest, upon the terms and subject to the conditions set forth in the Original Offer to Purchase, the Supplement and the Amended Letter of Transmittal. A brief description of the tender offer has also been sent to participants in the Limited Brands Savings and Retirement Plan (“SARP”) who hold Company stock in the Limited Brands, Inc. stock fund within the SARP, along with questions and answers describing how the tender offer process will work in connection with the SARP.

As a participant in the SARP you may elect to direct the SARP Trustee to “tender” (offer to sell) some or all of the shares (excluding fractional shares) that may be currently allocated to your Account in the SARP as a result of any election you may have made to invest in the Company Stock Fund. You may direct the Plan Trustee to tender your shares by following the procedures described in the tender offer materials sent to you under separate cover.

PARTICIPANTS IN OUR SAVINGS AND RETIREMENT PLAN THAT PREVIOUSLY SPECIFIED ON A YELLOW TENDER INSTRUCTION FORM THAT THEY ARE WILLING TO SELL A PERCENTAGE OF THE SHARES HELD IN THEIR ACCOUNT UNDER THE SAVINGS AND RETIREMENT PLAN AT THE PRICE DETERMINED BY THE COMPANY IN THE TENDER OFFER, AND THAT DO NOT WISH TO CHANGE THAT DIRECTION DO NOT NEED TO TAKE ANY ACTION IN RESPONSE TO THE SUPPLEMENT.

ALL OTHER PREVIOUS TENDERS OF SHARES UNDER THE SAVINGS AND RETIREMENT PLAN ARE INVALID. IF YOU DO NOT COMPLETE THE YELLOW TENDER INSTRUCTION FORM PROVIDED TO YOU AND RETURN IT TO THE TRUSTEE FOR RECEIPT NOT LATER THAN 3:00 P.M., NEW YORK CITY TIME, WEDNESDAY, NOVEMBER 17, 2004, YOU WILL BE DEEMED TO HAVE ELECTED NOT TO PARTICIPATE IN THE TENDER OFFER AND NO SHARES CREDITED TO YOUR SARP ACCOUNT WILL BE TENDERED BY THE TRUSTEE IN THE TENDER OFFER.

ASSOCIATES WHO ARE SUBJECT TO THE REPORTING AND LIABILITY PROVISIONS OF SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”), SHOULD BE AWARE THAT A TENDER BY THE TRUSTEE OF SHARES HELD IN THEIR ACCOUNTS UNDER THE SARP MAY BE SUBJECT TO SHORT-SWING PROFIT RECOVERY UNDER SECTION 16(b) OF THE EXCHANGE ACT. SUCH TENDER WILL BE SUBJECT TO SHORT-SWING PROFIT RECOVERY IF DURING THE SIX-MONTH PERIOD PRECEDING THE EXPIRATION DATE, THE ASSOCIATE ELECTED TO MAKE AN INTRA-PLAN TRANSFER INVOLVING AN ACQUISITION OF SHARES BY THE COMPANY STOCK FUND AND SUCH INTRA-PLAN TRANSFER WAS NOT ITSELF EXEMPT FROM SHORT-SWING PROFIT RECOVERY UNDER SECTION 16(b). SUCH ASSOCIATES SHOULD ALSO BE AWARE THAT EVEN IF THE TENDER OF SHARES PURSUANT TO THE TENDER OFFER IS NOT ITSELF SUBJECT TO SHORT-SWING PROFIT RECOVERY, THE TENDER OF SHARES MAY CAUSE A FUTURE INTRA-PLAN TRANSFER INVOLVING AN ACQUISITION OF SHARES BY THE COMPANY STOCK FUND TO BE SUBJECT TO SHORT-SWING PROFIT RECOVERY IF AN ELECTION IS MADE TO MAKE SUCH INTRA-PLAN TRANSFER WITHIN SIX MONTHS AFTER THE EXPIRATION DATE. IN COMPLIANCE WITH THE COMPANY’S INSIDER TRADING POLICY, YOU WILL NOT BE PERMITTED TO MAKE AN ELECTION TO TRANSFER ANY AMOUNT INTO THE COMPANY STOCK FUND FROM ANOTHER PLAN INVESTMENT FUND FOR SIX MONTHS AFTER THE EXPIRATION DATE. YOU WILL, HOWEVER, BE PERMITTED TO ELECT TO INVEST NEW PLAN CONTRIBUTIONS IN THE COMPANY STOCK FUND DURING THIS PERIOD.

ADMINISTRATIVE COMMITTEE

Limited Brands, Inc. Savings

and Retirement Plan